Exhibit 99.1

Tri-Valley Corporation Signs Definitive Agreement with US Gold Corporation for Richardson Minerals Project

Bakersfield, CA, July 6, 2011---Tri-Valley Corporation (NYSE Amex: TIV) today announced Select Resources Corporation, Inc. (“Select”), its wholly-owned minerals subsidiary, executed a Definitive Agreement with US Gold Corporation (“US Gold”) (NYSE and TSX: UXG) on July 1, 2011, for a four-year Exploration Lease and Purchase Option Definitive Agreement (the “Definitive Agreement”) with respect to Select’s Richardson Minerals Project (“Richardson”) in Alaska. Under the terms of the Definitive Agreement, as outlined in the previously announced letter of intent, US Gold will acquire an exploration lease for Richardson, along with an exclusive option to purchase a 60% interest in the project and enter into a joint venture with Select for its development.

“The Definitive Agreement with US Gold was executed on schedule, and exploratory field work on the Richardson site began on July 5th,” said Maston N. Cunningham, President and CEO of Tri-Valley Corporation. “We look forward to working with US Gold on the exploration and development of the Richardson Minerals Project to determine the potential value of prospective intrusive-related gold mineralization, which has been indicated by previous geologic studies. With this agreement, Select will reduce its operating costs by approximately $200,000 annually. In addition, with the signing of the Definitive Agreement, Select received its first Option Payment of $200,000 from US Gold, as provided in the Definitive Agreement.”

Richardson Project and Definitive Agreement
Richardson is located 115 kilometers southeast of Fairbanks, Alaska, and now covers an area of approximately 55 square miles following the recent staking of about 9 square miles of new claims. Avalon Development Corporation, an independent geological consulting firm based in Fairbanks, recently completed an NI 43-101 report on Richardson for Select that identified areas of potential intrusive-related gold mineralization on the site.

US Gold’s option to purchase a 60% interest in Richardson will vest upon completion of $5 million in exploration expenditures and 30,000 feet of core drilling during the term of the Definitive Agreement. The parties have agreed that US Gold may terminate the Definitive Agreement after completing $2.2 million in exploration expenditures and performing 15,000 feet of core drilling at Richardson, which is required during the first two years of the agreement. Should US Gold elect to terminate the agreement, Select will retain its 100% interest in Richardson. Select received a $200,000 Option Payment upon execution of the Definitive Agreement and is entitled to receive another $100,000 upon reaching the first anniversary of the agreement. Select is also entitled to receive additional Option Payments of $100,000 for each of the remaining two years of the exploration lease period if US Gold exercises its option.

About Tri-Valley
Tri-Valley Corporation explores for and produces oil and natural gas in California and has two exploration-stage gold properties in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our Company website, which includes all SEC filings, is www.tri-valleycorp.com.

About US Gold
US Gold’s objective is to qualify for inclusion in the S&P 500 by 2015. US Gold explores for gold and silver in the Americas and is advancing its El Gallo Project in Mexico and its Gold Bar Project in Nevada towards production. US Gold has a strong treasury with approximately $108 million in cash and gold and silver bullion. The Company’s shares are listed on the New York (NYSE) and the Toronto Stock Exchanges (TSX) under the symbol UXG, trading 1.6 million shares daily during the past twelve months. US Gold’s shares are included in the S&P/TSX and Russell indices and Van Eck’s Junior Gold Miners ETF.

Forward-Looking Statements
All statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. By way of example, statements contained in this press release related to field work planning and exploration, and the timing, amount, and results of the core drilling,  are forward-looking statements. Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. These statements are only predictions based on management’s expectations as of the date of this press release, and involve known and unknown risks, uncertainties and other factors, including: the Company’s ability to obtain additional funding; imprecise estimates of oil reserves; fluctuations in oil prices; drilling hazards such as equipment failures, fires, explosions, blow-outs, and pipe failure; shortages or delays in the delivery of drilling rigs and other equipment; problems in delivery to market; adverse weather conditions; compliance with governmental and regulatory requirements; the availability of equipment and other resources; unexpected geologic formations or hydrologic conditions; and such other risks and factors that are discussed in the Company’s and US Gold’s filings with the US Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform such statements to actual results or to reflect events or circumstances occurring after the date of this press release.

Company Contacts:	Investor Contacts:	Media Contact:
John Durbin	Doug Sherk/Jenifer Kirtland	Chris Gale
jdurbin@tri-valleycorp.com	EVC Group, Inc.	EVC Group, Inc.
(661) 864-0500	(415) 568-4887	(646) 201-5431
	dsherk@evcgroup.com	cgale@evcgroup.com
jkirtland@evcgroup.com